EXHIBIT 99.A

News

Southern Natural Gas Company Announces Redemption of 8⅞% Notes Due 2010

HOUSTON, TEXAS, February 28, 2007— Southern Natural Gas Company (SNG), a subsidiary of El Paso Corporation (NYSE: EP) announced today that it will redeem for cash the entire $400 million aggregate principal amount outstanding of its 8⅞% notes due 2010 (CUSIP 843452BB8). The redemption date will be March 30, 2007.

SNG will pay a redemption price of $1,044.38 per $1,000 principal amount of the notes, plus any accrued and unpaid interest to March 30, 2007.

A notice of redemption is being sent to all currently registered holders of the notes by the trustee, The Bank of New York. Copies of the notice of redemption and additional information relating to the procedure for redemption may be obtained from The Bank of New York by calling 1-800-254-2826 (toll-free).

Payment of the redemption price will be made on or after March 30, 2007 upon presentation and surrender of the notes by mail or hand delivery to The Bank of New York, 101 Barclay Street, Floor #8, New York, New York 10286, Attention: Corporate Trust Administration. Unless SNG defaults in making the redemption payment, interest on the notes will no longer accrue on or after the redemption date and the only remaining right of the holders thereof is to receive payment of the redemption price upon surrender to The Bank of New York of the notes.

SNG is a Delaware corporation incorporated in 1935 and a wholly owned subsidiary of El Paso Corporation. Its primary business consists of the interstate transportation and storage of natural gas and LNG terminalling operations. SNG conducts its business activities through its natural gas pipeline systems, which include its Southern Natural Gas pipeline system and its 50 percent indirect interest in the Florida Gas Transmission pipeline system, an LNG receiving terminal and storage facilities.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner. El Paso owns North America’s largest natural gas pipeline system and one of North America’s largest independent natural gas producers. For more information, visit www.elpaso.com.

Contacts
Investor and Public Relations
Bruce Connery, Vice President
Office: (713) 420-5855

Media Relations
Bill Baerg, Manager
Office: (713) 420-2906